EXHIBIT 11



                                STARTER CORPORATION
                                -------------------



  Statement re: Computation of Net Loss Per Share
  (in thousands, except per share data)

  Net Loss per Share
                                             Three Months Ended             Six Months Ended
                                     June 30, 1996 June 30, 1995     June 30, 1996 June 30, 1995
                                     ------------- -------------     ------------- -------------
  Average shares outstanding            26,840,977    26,823,620        26,838,528    26,822,722
  Net loss                             $   (3,224)   $   (4,129)       $   (5,199)   $   (6,361)
                                      ============  ============      ============  ============

  Per share amount                        $  (.12)     $   (.15)           $ (.19)       $ (.24)
                                          ========     =========           =======       =======
